Exhibit 99.2

Timber Pharmaceuticals Receives Court Approval of All “First Day” Motions to Support Business Operations & Discloses Communication From NYSE American

WARREN, NJ, November 28, 2023 – Timber Pharmaceuticals, Inc. (NYSE American: TMBR), a clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases, and its affiliated debtors and debtor-in-possession ("Timber" or the "Company"), today announced that all "first day" motions related to the Company's voluntary Chapter 11 petitions for reorganization filed on November 17, 2023, were approved on an interim basis by the U.S. Bankruptcy Court for the District of Delaware.

At the hearing, among other things, the Court approved an initial $3.0 million in interim funding pursuant to a debtor-in-possession (“DIP”) financing facility. The DIP financing is being provided by LEO US Holding, Inc., as lender (“LEO”) and consists of an aggregate principal commitment of $13.9 million, consisting of (i) a $7.4 million multiple draw new money term loan and (ii) a roll-up of $6.5 million of prepetition loans provided by LEO, plus outstanding interest.

The Company has received $3.0 million of new money DIP funding and will use such funds to support the Company’s operations during the Chapter 11 process and in particular, the Company’s ongoing Phase 3 ASCEND study for TMB-001, the Company’s most valuable asset. Continuation of the Phase 3 ASCEND study will progress at the same time that the Company pursues, subject to Court approval, a section 363 court-supervised process for the sale of substantially all of the Company’s assets to a “stalking horse” bidder affiliated with LEO, subject to higher and better offers through a post-petition marketing, sale and auction process.

In addition, the Company received authorization to, among other things:

●	continue to pay vendors in the ordinary course for goods and services provided on a post-petition basis;
●	continue to pay employee wages, provide healthcare and other benefits; and
●

implement procedures regarding the trading of Timber’s stock in order to protect any potential value of the Company’s federal net operating loss carryforwards and other tax attributes for use in connection with the reorganization.

John Koconis, chief executive officer of Timber, said, "The approval of these bankruptcy “first day” motions, allows the Company to continue operating in the ordinary course without interruption, thereby providing certainty to our vendors and partners that remain critical to the success of the ongoing Phase 3 Trial for our key TMB-001 program. We look forward to Court approval of the Company’s proposed section 363 post-petition sale process.”

In connection with the announcement of the Chapter 11 petitions, the NYSE Regulation notified Timber on November 21, 2023 (the “Delisting Notice”) that it will commence delisting proceedings of Timber’s common stock from the NYSE American, LLC (the “Exchange”) pursuant to Section 1003(c)(iii) of the NYSE American Company Guide.

Additionally, on November 21, 2023, the NYSE Regulation notified Timber (the “Delinquent Filing Notice”) that it is not in compliance with the Exchange’s continued listing standards because it failed to timely file its Form 10-Q for the period ended September 30, 2023 by the filing due date of November 20, 2023 and is therefore subject to the procedures and requirements set forth in Section 1007 of the NYSE American Company Guide.

As previously disclosed on November 15, 2023, the Company did not have the funds or personnel necessary to prepare and file the Delinquent Report on or before the November 14, 2023. Subsequently, due to the considerable time and resources the Company’s management is devoting to the Chapter 11 Case, the Company did not have the funds or personnel necessary to prepare and file the Delinquent Report on or before November 20, 2023, the extended due date.

The Company may appeal the determination pursuant to Part 12 of the NYSE American Company Guide within seven calendar days of the Delisting Notice. However, the Company does not intend to appeal this determination, and, therefore, it is expected that the Securities will be delisted. As a result, the Company’s common stock is expected to begin trading on the over-the-counter market following such suspension of trading on the NYSE American.

Additional details regarding the Delisting Notice, the Delinquent Filing Notice from the Exchange and the LEO Stalking Horse APA were included in, and the description above is qualified in its entirety by, Timber's Current Report on Form 8-K filed with the SEC on November 28, 2023, which is available under "Investors" - "SEC filings" at www.timberpharma.com.

Advisors

Morris, Nichols, Arsht & Tunnell LLP is serving as proposed bankruptcy counsel to the Company, Lowenstein Sandler LLP is serving as proposed special corporate counsel to the Company, and Jeffrey T. Varsalone, Managing Director at VRS Restructuring Services, LLC (“VRS”), is serving as the Chief Restructuring Officer of the Company with VRS providing restructuring services through the CRO.

About Timber Pharmaceuticals, Inc.

Timber Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases. The Company's investigational therapies have proven mechanisms-of-action backed by decades of clinical experience and well-established CMC (chemistry, manufacturing, and control) and safety profiles. The Company is initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis (CI) and sclerotic skin diseases. For more information, visit www.timberpharma.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company's ability to regain compliance with the Exchange’s continued listing standards, the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, intellectual property rights, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential, "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2022, as well as other documents filed by the Company from time to time thereafter with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, contact:

Timber Pharmaceuticals, Inc.
John Koconis
Chairman and Chief Executive Officer
jkoconis@timberpharma.com